Exhibit 5.1
OPINION AND CONSENT OF WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
June 29, 2007
Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044

Re:	Registration Statement on Form S-8 Relating to the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007)
Ladies and Gentlemen:
     As counsel to Toll Brothers, Inc., a Delaware corporation (the “Company), we have assisted in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,000,000 shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), which may be issued under the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007) (the “2007 Directors Plan”).
     In this connection, we have examined the original or copies, certified or otherwise identified to our satisfaction, of the Company’s Restated Certificate of Incorporation, as amended, the Company’s By-laws, as amended, the 2007 Directors Plan, and such other documents and corporate records relating to the Company and the issuance and sale of the Common Stock as we have deemed appropriate for purposes of rendering this opinion.
     In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.
     Based upon the foregoing examination, it is our opinion that the shares of Common Stock to be offered under the 2007 Directors Plan have been duly authorized by all necessary corporate action of the Company and, when issued and sold pursuant to the terms of the 2007 Directors Plan, will be validly issued, fully paid and non-assessable.
     The opinions expressed herein are limited to the laws of the State of Delaware and the federal law of the United States, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

     We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Wolf, Block, Schorr and Solis-Cohen LLP
WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP